UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2015
SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

In connection with the sale of New Albertson’s, Inc. (“NAI”) by SUPERVALU INC. (the “Company”) in March 2013, the Company entered into Transition Services Agreements (collectively, the “TSA”) with each of NAI and Albertson’s LLC to support the divested NAI banners and the continuing operations of Albertson’s LLC. On September 8, 2015, NAI and Albertson’s LLC each notified the Company that it was exercising its right to renew the term of their respective TSA for an additional year. Pursuant to this notice, the TSA will now expire on September 21, 2017 unless renewed again by notice given no later than September 21, 2016.

On April 16, 2015, the Company entered into a letter agreement regarding the TSA with NAI and Albertson’s LLC (the “TSA Letter Agreement”) pursuant to which the Company is providing services to NAI and Albertson’s LLC as needed to transition and wind down the TSA and the services the Company provides under the TSA. Notwithstanding the extensions of the TSA for an additional year to September 21, 2017, pursuant to the terms of the TSA, and at any time during the transition and wind down of the TSA, NAI and Albertson’s LLC may choose to not receive services at stores or distribution centers for any reason. As stores and distributions centers are removed from the TSA, the variable fee the Company receives under the TSA is reduced beginning five weeks after the Company receives notice of such removal. The removal of stores or distribution centers also reduces the fixed fee the Company receives under the TSA beginning in the one-year extension period following the removal of such stores and distribution centers. For example, the fixed fee for a store removed on January 1, 2016 will be reduced in the second extension period beginning on September 22, 2016 and any future extension period(s). This reduction in the fixed fee occurs every year for stores and distribution centers removed before September 21 of that year. Similarly, the variable and fixed fees increase when any new operating stores or distribution centers are added by NAI or Albertson’s LLC to the TSA. The impact of the TSA on the Company’s results of operations depends on the revenue received by the Company and the Company’s ability to manage its cost structure.

In addition to providing services under the TSA, the Company also receives services from NAI and Albertson’s LLC under the TSA. The Company intends to notify NAI and Albertson’s LLC that it is exercising its right to renew the term of each TSA for an additional year. Pursuant to this notice, the Company will continue to receive services under the TSA until September 21, 2017 unless renewed again by notice given no later than September 21, 2016.

A copy of the TSA with Albertson’s LLC and NAI were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2013 and are incorporated herein by reference. A copy of the TSA Letter Agreement with Albertson’s LLC and NAI was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2015 and is incorporated herein by reference. The foregoing descriptions of the TSA and the TSA Letter Agreement are qualified in their entirety by reference to the full text of those agreements.

Item 7.01    Regulation FD Disclosure.

On September 8, 2015, Haggen announced that it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Haggen also announced that it has made customary first-day motions with the Bankruptcy Court, and received commitments for debtor in possession financing, intended to support the continuation of its day-to-day operations for customers, employees, vendors and suppliers, and other business partners during the restructuring.

The Company is analyzing the impact of these filings and Haggen’s announcement on the Company’s relationship with Haggen as a significant customer that is supplied in Oregon and Washington by the Company and that receives transition services from the Company in five states.

Upon Haggen obtaining approval of its debtor in possession financing, the Company expects to continue to supply Haggen during the bankruptcy proceeding. The Company expects the supply will be on a cash payment basis or other mutually agreeable terms. The Company’s typical weekly shipment to Haggen has been approximately $3 million. At the time of Haggen’s filing, the Company had approximately $2 million of receivables payable by Haggen to the Company related to supply. The Company expects to receive priority treatment for its receivables exposure from supplying Haggen during the bankruptcy process.

The Company is also continuing to provide transition services to Haggen, and the Company expects Haggen to pay for the services being provided by the Company during the bankruptcy proceeding. At the time of Haggen’s filing, the Company had approximately $1 million of receivables payable by Haggen to the Company related to matters arising from the transition services.

The Company does not believe it has any preferential transfer exposure related to Haggen’s bankruptcy filing.

The statements in this Item 7.01 are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including evolving information or changes in circumstances related to Haggen’s bankruptcy proceeding and other changes in Haggen’s business or its relationships with the Company. Unless legally required, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 9, 2015

SUPERVALU INC.

By: /s/ Karla C. Robertson

Karla C. Robertson
Executive Vice President, General Counsel and
Corporate Secretary
(Authorized Officer of Registrant)